Exhibit 99.01

DATE: October 27, 2004	CONTACTS:	Kevin Connelly (media)
732-938-1031
or
Dennis Puma (investors)
732-938-1229

NEW JERSEY RESOURCES REPORTS FISCAL 2004 RESULTS;
INCREASES DIVIDEND 4.6 PERCENT

•	NJR reports full-year 2004 earnings of $2.60 basic per share, $2.55 diluted per share

•	NJR reports fourth-quarter 2004 seasonal loss of $.19 basic and diluted per share

•	NJR raises quarterly dividend 4.6 percent to $.34 per share

•	NJR issues initial guidance of $2.65 to $2.75 per basic share for fiscal 2005

WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported strong fiscal 2004 financial results. Earnings per share for the fiscal year ended September 30, 2004, increased 7.9 percent to a record $2.60 per basic share, compared with $2.41 per basic share for the prior year. Today’s announcement marked NJR’s 13th consecutive fiscal year of higher earnings per share. The company attributed its strong financial performance primarily to continued growth at both its principal subsidiary, New Jersey Natural Gas (NJNG), and its unregulated wholesale energy services subsidiary, NJR Energy Services (NJRES).

NJR also reported a loss of $.19 per basic share for the fiscal fourth quarter, compared with a loss of $.13 per basic share for the same period last year. The anticipated decrease in earnings per share for the quarter was attributable primarily to an increase in fixed demand charges resulting from capacity contracts at NJRES. NJNG also incurred a seasonal loss during July, August and September when consumption is at its lowest levels of the year.

“Our 13th consecutive year of earnings per share growth – the longest streak in the electric and natural gas utility industries – demonstrates our employees’ ability to deliver reliability for all our stakeholders,” said Laurence M. Downes, chairman and CEO of NJR. “Through the dedicated efforts of our team, our shareowners were rewarded with a 1-year total return on their investment of 18.5 percent, and we are well-positioned to continue delivering on our commitments to our stakeholders in fiscal 2005 and beyond.”

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NEW JERSEY RESOURCES REPORTS FISCAL 2004 RESULTS; INCREASES DIVIDEND 4.6
PERCENT

NJR also announced that its board of directors approved a 4.6 percent increase in the quarterly dividend rate to $.34 per share from $.325 per share. The new quarterly rate is effective with the dividend payable January 3, 2005, to shareowners of record on December 15, 2004. The new indicated annual dividend rate is $1.36 per share. NJR has now increased its dividend in each of the last 10 years and has paid quarterly dividends since 1952.

“The action taken by our board of directors reflects our consistent financial performance and strong financial profile. With a dividend payout ratio of 50 percent, we’re maintaining a healthy balance between dividends paid to shareowners and earnings being reinvested into the business,” Mr. Downes said.

Financial and operating highlights included:

•	Net Income and Basic Earnings per Share – For the 12 months ended September 30, 2004, NJR earned $71.6 million, or $2.60 per basic share, compared with $65.4 million, or $2.41 per basic share, last year. NJNG earned $55.5 million in fiscal 2004, compared with $53 million last year. The increase was due primarily to continued profitable customer growth. NJRES reported a 19 percent increase in earnings to $13.6 million, compared with $11.4 million last year, due primarily to higher gross margin generated by its portfolio of storage and transportation capacity assets as well as higher management fees. NJRES’ gross margin is defined as natural gas revenues and management fees less natural gas costs.

For the three months ended September 30, 2004, NJR posted a consolidated loss of $5.4 million, or $.19 per share, compared with a loss of $3.6 million, or $.13 per share, for the same period last year. NJNG lost $2.6 million in the quarter versus a loss of $5.2 million last year. NJNG generally expects a loss in its fourth fiscal quarter due primarily to seasonally low demand for natural gas. The improved results for the quarter were due primarily to lower operation and maintenance (O&M) expenses. NJRES reported a loss of $4.3 million in the quarter, compared with earnings of $354,000 last year, due primarily to higher fixed costs from its physical portfolio of supply and transportation capacity.

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NEW JERSEY RESOURCES REPORTS FISCAL 2004 RESULTS; INCREASES DIVIDEND 4.6
PERCENT

•	Customer Growth – NJNG added 10,635 new customers in fiscal 2004, 35 percent who converted from other fuels. NJNG also added natural gas heat and other services to 1,267 existing customers during the year. These additions are expected to generate approximately 1.8 billion cubic feet (Bcf) of throughput and $5.5 million of gross margin annually. NJNG expects to maintain an approximate 2.4 percent annual customer growth rate in fiscal 2005, above the national average for natural gas distribution companies.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs, sales tax, a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income, and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the New Jersey Board of Public Utilities (BPU) through NJNG’s Basic Gas Supply Service (BGSS) tariff. The BGSS allows NJNG to recover natural gas costs that exceed the level reflected in the company’s base rates. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners related to its incentive programs.

•	Weather – Weather in fiscal 2004 was 1.1 percent warmer than normal and 10.2 percent warmer than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s weather-normalization clause (WNC), which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. The weather in fiscal 2004 was within the “normal” range for WNC purposes, therefore, no gross margin was accrued or deferred to customers under the WNC for the 12 months ended September 30, 2004.

In October 2003, the BPU approved NJNG’s request to update factors used in its WNC. Consumption factors had not been updated since the conclusion of NJNG’s last base rate case over a decade ago. The updated consumption factors have made the resulting calculations from the WNC more effective in mitigating the impact of weather.

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NEW JERSEY RESOURCES REPORTS FISCAL 2004 RESULTS; INCREASES DIVIDEND 4.6
PERCENT

•	Incentive Programs – During the fiscal year, NJNG’s incentive programs, which include off-system sales, capacity management, storage optimization and financial risk management programs, totaled 47.1 Bcf and $5.8 million of gross margin, compared with 35.8 Bcf and $5.4 million of gross margin for the same period last year. A new storage incentive program has provided another opportunity to benefit both customers and shareowners. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to a margin-sharing formula in effect through October 2006.

This fiscal year, customers saved nearly $29 million in natural gas costs through these programs. Since the establishment of these incentive programs in 1992, NJNG customers have saved nearly $235 million on their natural gas bills. For the three months ended September 30, 2004, these programs totaled 10.2 Bcf and generated $1 million of gross margin, compared with 5.6 Bcf and $1.3 million of gross margin during the same period last year.

•	Wholesale Energy Services – NJRES’ earnings of $13.6 million in fiscal 2004 were 19 percent higher than last year due primarily to higher gross margin generated from an increased storage and transportation portfolio and higher management fees associated with NJRES’ management of other companies’ storage, transportation and fuel contracts. NJRES has developed a portfolio of storage and transportation capacity in the Gulf Coast, Mid-Continent, Appalachia and Eastern Canada, which become more valuable when there are changing prices between these areas. This capacity is also more valuable when prices change between time periods. Gross margin generated from this portfolio is generally greater during the winter months, while the fixed costs of the capacity are spread throughout the year. Therefore, consistent with this seasonality, for the three months ended September 30, 2004, NJRES had a net loss of $4.3 million, compared with earnings of $354,000 last year. The loss in the quarter reflects NJRES’ growing portfolio of capacity contracts and the increased amount of related demand costs.

•	NJR Home Services and Other – This business segment consists of NJR Home Services, (NJRHS) which provides service, sales and installation of appliances to over 144,000 customers; Commercial Realty & Resources, which develops commercial real estate; and NJR Energy, which consists primarily of a 3.2 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the fiscal year ended September 30, 2004, were $2.5 million compared with $1 million last year. Earnings for the three months were $1.5 million, compared with $1.2 million last year. The increases in both periods were due primarily to higher improved results at NJRHS.

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NEW JERSEY RESOURCES REPORTS FISCAL 2004 RESULTS; INCREASES DIVIDEND 4.6
PERCENT

•	Operation and Maintenance Expenses – Consolidated O&M expenses were $101.1 million for the fiscal year ended September 30, 2004, compared with $101.4 million last year. In fiscal 2004, O&M included $1.2 million in additional expense associated with an early retirement program for eligible employees, which was offset primarily by lower fringe benefit and advertising costs.

•	Share Repurchase Plan – NJR purchased 31,300 shares under its 2 million share repurchase plan in fiscal 2004. Under the plan, NJR may purchase its shares on the open market or in negotiated transactions based on market and other conditions. Since the plan began in September 1996, NJR has invested $58.2 million to repurchase 1.6 million shares.

Fiscal 2005 Earnings Guidance

Assuming normal weather, stable economic conditions and continued customer growth at NJNG and continued volatility in the wholesale natural gas markets at NJRES, and subject to the factors discussed below under “Forward-Looking Statements,” NJR initially estimates that earnings for fiscal 2005 will be in the $2.65–$2.75 per basic share range.

Forward-Looking Statements

This news release contains estimates and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather conditions, economic conditions in NJNG’s service territory, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the disallowance of recovery of environmental remediation expenditures and other regulatory changes, litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s quarterly report on Form 10-Q filed on August 6, 2004. NJR’s Form 10-Q is available at www.sec.gov. NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Webcast Information

NJR will host a live webcast to discuss its financial results today at 3 p.m. EDT. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.

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NEW JERSEY RESOURCES REPORTS FISCAL 2004 RESULTS; INCREASES DIVIDEND 4.6
PERCENT

About New Jersey Resources

New Jersey Resources (NYSE: NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 450,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing outstanding customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers expert heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community. Their efforts have made NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

NEW JERSEY RESOURCES CORPORATION
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended		Twelve Months Ended
Thousands, except per share data	September 30,		September 30,
(Unaudited)	2004	2003	2004	2003
Operating Revenues	$414,397	$352,758	$2,533,607	$2,542,865
Net Income (Loss)	$(5,385)	$(3,628)	$71,574	$65,412
Earnings (Loss) Per Common Share
Basic	$(.19)	$(.13)	$2.60	$2.41
Diluted	$(.19)	$(.13)	$2.55	$2.38
Average Shares Outstanding
Basic	27,710	27,214	27,530	27,095
Diluted	28,292	27,746	28,053	27,532

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NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)
(Thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
OPERATING REVENUES	$414,397	$352,758	$2,533,607	$2,542,865

OPERATING EXPENSES
Gas purchases	382,907	314,951	2,213,374	2,238,394
Operation and maintenance	24,515	27,036	101,118	101,438
Regulatory rider expenses	1,214	628	9,540	4,592
Depreciation and amortization	7,800	7,886	32,449	31,965
Energy and other taxes	5,080	4,456	49,908	46,639

Total operating expenses	421,516	354,957	2,406,389	2,423,028

OPERATING INCOME	(7,119)	(2,199)	127,218	119,837
Other income	2,711	(168)	5,696	2,029
Interest charges, net	4,403	3,249	15,395	13,992

INCOME BEFORE INCOME TAXES	(8,811)	(5,616)	117,519	107,874
Income tax provision	(3,426)	(1,988)	45,945	42,462

NET INCOME	($5,385)	($3,628)	$71,574	$65,412

EARNINGS PER COMMON SHARE
BASIC	($0.19)	($0.13)	$2.60	$2.41
DILUTED	($0.19)	($0.13)	$2.55	$2.38

DIVIDENDS PER COMMON SHARE	$0.325	$0.31	$1.30	$1.24

AVERAGE SHARES OUTSTANDING
BASIC	27,710	27,214	27,530	27,095
DILUTED	28,292	27,746	28,053	27,532

NEW JERSEY RESOURCES

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except per share data)	2004	2003	2004	2003
Operating Revenues
New Jersey Natural Gas	$117,655	$78,944	$928,902	$759,878
NJR Energy Services	289,932	267,570	1,582,103	1,766,265
NJR Home Services and Other	6,834	6,266	22,698	20,413

Sub-total	414,421	352,780	2,533,703	2,546,556

Intercompany Eliminations	(24)	(22)	(96)	(3,691)

Total	$414,397	$352,758	$2,533,607	$2,542,865

Operating Income
New Jersey Natural Gas	($2,760)	($5,274)	$98,823	$97,408
NJR Energy Services	(6,880)	595	24,868	19,454
NJR Home Services and Other	2,521	2,480	3,527	2,975

Total	($7,119)	($2,199)	$127,218	$119,837

Net Income
New Jersey Natural Gas	($2,632)	($5,214)	$55,524	$52,977
NJR Energy Services	(4,272)	354	13,572	11,410
NJR Home Services and Other	1,519	1,232	2,478	1,025

Total	($5,385)	($3,628)	$71,574	$65,412

Throughput (Bcf)
NJNG, Core Customers	8.1	7.2	72.3	74.9
NJNG, Off System/Capacity Management	10.2	5.6	47.1	35.8
NJRES Fuel Mgmt. and Wholesale Sales	49.7	51.8	263.3	311.3

Total	68.0	64.6	382.7	422.0

Common Stock Data
Yield at September 30	3.1%	3.4%	3.1%	3.4%
Market Price
High	$42.40	$37.36	$42.40	$37.36
Low	$39.54	$33.70	$35.76	$29.52
Close at September 30	$41.40	$36.04	$41.40	$36.04
Shares Out. at September 30	27,741	27,233	27,741	27,233
Market Cap. at September 30	$1,148,477	$981,477	$1,148,477	$981,477

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except customer & weather data)	2004	2003	2004	2003
Operating Revenues
Residential	$41,055	$35,992	$496,866	$433,634
Commercial, Industrial & Other	10,707	8,710	118,326	99,587
Firm Transportation	4,633	4,908	28,987	34,682

Total Firm Revenues	56,395	49,610	644,179	567,903
Interruptible	3,803	4,345	9,575	8,406

Total System Revenues	60,198	53,955	653,754	576,309

Off System	57,457	24,989	275,148	183,569

TOTAL REVENUES	$117,655	$78,944	$928,902	$759,878

Gross Margin and Operating Income
Residential	$15,853	$15,362	$150,439	$147,002
Commercial, Industrial & Other	2,977	2,912	28,432	27,920
Firm Transportation	4,230	4,523	24,928	30,081

Total Firm Gross Margin	23,060	22,797	203,799	205,003
Interruptible	264	284	1,145	677

Total System Gross Margin	23,324	23,081	204,944	205,680

Off System/Capacity Management/FRM	1,041	1,253	5,832	5,422

TOTAL GROSS MARGIN	24,365	24,334	210,776	211,102

Operation and maintenance expense	18,816	21,283	77,442	79,963
Depreciation and amortization	7,628	7,712	31,776	31,192
Other taxes not reflected in gross margin	681	613	2,735	2,539

OPERATING INCOME	($2,760)	($5,274)	$98,823	$97,408

Throughput (Bcf)
Residential	3.1	2.9	44.1	46.2
Commercial, Industrial & Other	0.9	0.8	10.9	10.9
Firm Transportation	0.8	0.7	8.4	10.4

Total Firm Throughput	4.8	4.4	63.4	67.5
Interruptible	3.3	2.8	8.9	7.4

Total System Throughput	8.1	7.2	72.3	74.9

Off System/Capacity Management	10.2	5.6	47.1	35.8

TOTAL THROUGHPUT	18.3	12.8	119.4	110.7

Customers
Residential	410,005	397,584	410,005	397,584
Commercial, Industrial & Other	27,718	26,313	27,718	26,313
Firm Transportation	16,387	19,867	16,387	19,867

Total Firm Customers	454,110	443,764	454,110	443,764
Interruptible	63	51	63	51

Total System Customers	454,173	443,815	454,173	443,815

Off System/Capacity Management	35	25	35	25

TOTAL CUSTOMERS	454,208	443,840	454,208	443,840

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except customer & weather data)	2004	2003	2004	2003
Degree Days
Actual	24	22	4,810	5,354
Normal	49	55	4,862	4,847

Percent of Normal	49.0%	40.0%	98.9%	110.5%

NJR ENERGY SERVICES

Operating Revenues	$289,932	$267,570	$1,582,103	$1,766,265
Gas Purchases	294,709	264,434	1,549,938	1,740,196

Gross Margin	($4,777)	$3,136	$32,165	$26,069

Operating Income	($6,880)	$595	$24,868	$19,454

Net Income	($4,272)	$354	$13,572	$11,410

Gas Sold and Managed (Bcf)	49.7	51.8	263.3	311.3

NJR HOME SERVICES AND OTHER

Operating Revenues	$6,834	$6,266	$22,698	$20,413

Operating Income	$2,521	$2,480	$3,527	$2,975

Net Income	$1,519	$1,232	$2,478	$1,025

Total Customers at September 30	144,279	141,724	144,279	141,724

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